Operator: Hello and welcome to the Independent Bank Corp’s Fourth Quarter 2008 Earnings Conference Call. All participants will be in a listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. [Operator Instructions] Please note this conference is being recorded.

Now, I would like to turn the conference over to Chief Executive, Christopher Oddleifson. Mr. Oddleifson, the floor is yours, sir.

Christopher Oddleifson, President and Chief Executive Officer

Thank you very much, and good afternoon everybody. And thank you for joining us. I am joined by Denis Sheahan, our Chief Financial Officer, who will after my comments review our current financial performance, our credit quality and our outlook.

I’ll begin with a customary cautionary statement. This call may contain forward-looking statements with respect to the financial condition, results of operations and business of Independent Bank Corp. Actual results may be different. Independent Bank Corp. cautions you against unduly relying on any forward-looking statements and disclaims any intent to update publicly any forward-looking statements, whether in response to new information, future events or otherwise.

We released our fourth quarter and full-year results, a little earlier this afternoon. Fourth quarter net income was $3 million, or $0.18 diluted earnings per share. Operating earnings for all of 2008 amounted to $25.3 million, or $1.61 diluted earnings per share. The fourth quarter is clearly a case where our individual business line performances convey a very different impression than the reported earnings, which were impacted by the difficult accounting judgments involved in valuing trust preferred securities under highly illiquid market conditions.

We feel we are best served by taking decisive action to put as much of the lingering uncertainties surrounding these ongoing security valuations behind us. Denis will discuss this in more detail shortly.

We believe our reported results are by no means representative of the strength of the banking franchise. Our primary business lines are solidly profitable and are expected to remain so. Our on the ground banking activities are actually quiet robust. We continue to generate healthy business volumes and are gaining added business from new and existing customers. The current market is a tough one for sure and we are certainly not immune but we have not gone into any kind of shell. There is still a lot of good business out there and we are very active pursuing it.

All right, Denis, take us through the financials now and then I’ll have a few more comments after he’s through.

Denis K. Sheahan, Chief Financial Officer

Thank you, Chris, and good afternoon everyone. Independent Bank Corp. reported net income of $3.0 million, or a GAAP diluted earnings per share of $0.18 for the fourth quarter of 2008 as compared to $7.7 million, or $0.56 GAAP diluted earnings per share for the same period last year.

On a year-to-date basis, GAAP diluted earnings per share was $1.52, a decrease of 24% from the comparable prior-year period. There were no non-core items in this past fourth quarter, but there are a number of such items in various prior periods detailed in a table in the earnings release. Excluding these non-core items, diluted earnings per share on an operating basis were $1.61 for the year, a decrease of 24% from last year.

I’ll now review a number of key takeaways from the fourth quarter. The primary item negatively impacting Q4 and 2008 performance is securities other-than-temporary impairment charges on pooled trust preferred securities amounting to $4.6 million pre-tax in the fourth quarter and $7.2 million pre-tax for the full year. The operating earnings per share impact of these charges amount to $0.18 per diluted share in the fourth quarter and $0.30 per diluted share for 2008. Management considers these charges to be operating in nature and are reflected as such in the operating EPS numbers previously discussed.

As you know the value of many securities has been negatively affected by a corporate bond market in complete disarray with prices not reflective of a bond’s inherent value. While management has the capacity and intent to hold on to these securities, nonetheless, fair value accounting requires recognition of these values and we have conservatively recognized impairment on these pooled trust preferreds by reducing the value of BBB rated bonds to approximately $0.13 per dollar and certain A rated bonds to approximately $0.24 per dollar. We’ve included a table in the earnings release that provides detail of the company’s trust preferred security portfolio.

Secondly, the quarterly comparisons reflect higher loan loss provisioning in the fourth quarter to increase loan loss reserves to reflect economic weakening. This brings our reserve for loan loss for this quarter to 1.39% of total loans. This increased level of provisioning is also reflective of strong Q4 loan growth and an increase in non-performing loans.

The tax provision in the fourth quarter is reflective of truing up to an annual rate for the entire year as tax provision is booked each quarter based upon expectation for the full year. With the large charges for other-than-temporary impairment and provision for loan loss in the fourth quarter, earnings expectations for 2008 are obviously revised and a cumulative tax rate adjustment was made in the fourth quarter. The tax rate will return to a more normalized 27% in 2009.

Loan demand is strong. Commercial was up, excluding the loans acquired in the Slades Bank acquisition by $147 million since the prior year-end or about 7% in total. More than half of this growth, $75 million, was experienced in Q4 and is reflective of the strong loan pipeline we maintained throughout much of 2008. As we look into 2009, we continue to see tremendous opportunity for our lending businesses and we have ample capital to support that growth.

A continued strong net interest margin. The net interest margin for the fourth quarter was 3.81%, a decrease of 28 basis points on a linked quarter basis due to the significant decreases in the Fed Funds rate and reflecting a more generally asset sensitive position at this point of the rate cycle in addition to our consciously not lowering deposit rates aggressively to support deposit growth. We expect further net interest margin compression heading into 2009 as the Fed Funds rate decrease plays through in addition to long-term, that is five and 10-year, borrowing strategies we implemented in the fourth quarter.

Deposits grew by $142 million for the year or approximately 7%, excluding the impact of the Slade’s Ferry Bank acquisition. 74% of that growth was recognized in the second half of the year as we successfully attracted deposits from other institutions due to the strength of our balance sheet and the reputation of the bank.

Non-performing assets were 0.82% of total assets at December 31, 2008, as compared to 0.51% at September 30, 2008. Increases on a linked quarter basis were primarily in commercial and commercial real estate combined, which were up about $7.4 million, and residential real estate up $2.7 million. Regarding the residential NPAs, the simple fact is that it takes longer in today’s environment to work these loans out.

Net charge-offs were $1.8 million in the fourth quarter and $6.2 million, or 0.24% of average loans in 2008. The provision for loan losses was $5.6 million and $10.9 million pre-tax for the quarter and year respectively and for the full-year 2008 covered net charge-offs 1.75 times.

The company raised $78.158 million of preferred stock in January 2009 through participation in the Treasury’s Capital Purchase Program. Management fully intends to deploy its Capital Purchase Program capital in a deliberate and responsible manner. We do not intend to leverage the proceeds into securities purchases, rather, use the capital in lending opportunities. The significant uptick in loan growth in the fourth quarter of $75 million, or 12% on an annualized basis was directly in anticipation of the CPP capital.

I’ll now review earnings guidance for 2009. As you can appreciate, there is much uncertainty in the financial services industry regarding individual company performance in 2009 in light of the economic weakening. Yet, we feel it is important to share our outlook with our shareholders recognizing that it is a fluid exercise and subject to updates throughout the year. Our best and most current estimate of performance is that diluted earnings per share on an operating basis will be in a range of $1.60 to $1.70.

Some of the key assumptions are, first, we believe the Ben Franklin acquisition will likely close in the first quarter of this year. Excluding one-time charges associated with the acquisition, we expect the Ben Franklin acquisition to be 2% to 3% accretive in 2009.

We have not included any assumption regarding further securities impairment in the estimate just provided.

We anticipate our loan loss provision to be in a range of $14 to $17 million including the impact of Ben Franklin to support loan growth and increased credit loss. Loan growth, excluding the impact of Ben Franklin, is expected to be in the upper single digits again concentrated in the commercial lending category although we do expect continued growth in the home equity portfolio and renewed growth in residential real estate due to the Capital Purchase Program.

Deposit growth is anticipated to be modest in 2009 due to well-priced medium-to-long-term wholesale funding opportunities relative to aggressive deposit competition.

Non-interest income in 2008, excluding the impact of the other-than-temporary impairment charges and net securities losses, was $35.9 million. We expect organic non-interest income, that is excluding Ben Franklin, to be essentially flat as increases in service charge and mortgage banking revenue is likely to be offset by lower wealth management revenue in the face of a lower stock market. The addition of Ben Franklin and the factors just mentioned should result in an approximate increase in non-interest income in 2009 of 10%.

Similarly, non-interest expense in 2008, when adjusted for a number of non-core items, was $102.7 million. We expect organic non-interest expense to grow by about 4% in 2009. Half of that increase is due to higher FDIC insurance premiums amounting to an increase of $2.2 million pre-tax. Including the impact of Ben Franklin, we expect non-interest expense in 2009 to increase by a total of approximately 19%. This estimate excludes the impact of one-time merger and acquisition charges approximating $7 million.

The Capital Purchase Program proceeds will continue to be invested in new lending opportunities. As we are only purchasing securities to cover the principal received and not levering the proceeds with additional securities purchases, we expect this program to be dilutive to earnings for the next 18 months. The preferred dividend with an after tax cost of 5% will cost the company $3.8 million in 2009. In addition, the amortization of the equity component is expected to cost approximately $850,000. The total dilution to earnings net of incremental lending opportunities is expected to be about $0.07 per share in 2009.

As mentioned previously, we expect the tax rate to return to a normalized level of around 27% in 2009. And finally, we’re guiding the net interest margin to some further modest compression into the 3.70s for ‘09.

The company remains fundamentally strong and focused on growth in the basics of banking, lending and deposit taking and we have strong capital levels to support this objective. Chris?

Christopher Oddleifson, President and Chief Executive Officer

Thank you, Denis. I’d like to talk a little more about 2008 to illustrate the strength of the franchise going forward into 2009. We accomplished much last year. We substantially completed our efforts to reposition the balance sheet by reducing our concentration of below hurdle or non-strategic assets such as indirect auto loans. We continue to transform ourselves into a more commercial banking like franchise. Commercial loans have grown to over 60% of our loan portfolio. And we’ve made some key hires in this area that are really paying off. Our high priority investment management business has faired pretty well despite the very difficult markets.

We continue to see an influx of clients who are consolidating their assets with us. After the 2008 market decline, client distributions and an added back the new business generation were down about 13% to $1.1 billion of assets under management from the end of 2007.

We are in excellent shape liquidity wise. Our deposit levels have grown steadily throughout the year and core deposits now comprise 67% of total deposits. We have spent considerable time developing an effective customer relationship business model and our branch-based network is increasingly a source of referrals to all lines of business.

We fully completed the integration of Slades Bank, which has nicely boosted our market share and our footprint. Our expectations for customer retention of financial benefits have been more than met. A few months ago, we announced the acquisition of Ben Franklin Bank, a healthy well run community bank with $650 million in deposits. This provides as access to the contiguous greater Boston markets that possess superb demographics and really good population density. The regulatory process is coming along well. The shareholder meetings are scheduled for mid-February and we hope to close some time during the first quarter.

And finally, we’re attracting a number of new customers in added business from competitors in our market, who have been distracted or weakened by the turmoil. We’re equipped to capitalize on these opportunities.

Shortly after year-end, as Denis discussed, we accepted the U.S. Treasury’s invitation to participate in their Capital Purchase Program. We view this as a sign of confidence in our franchise and in our ability to employ the funds as intended to stimulate economic growth. The $78.158 million of proceeds has augmented our already strong capital position.

I want to emphasize that we were already very active in meeting the credit needs of individuals and businesses alike in our region prior to the receipt of these funds and our loan volumes and portfolio growth bear this out. We enjoyed record closing in commercial banking last year with $401 million in loan origination volume, 26% over the 2007 levels.

On the consumer side, our combined residential home equity originations totaled $428 million, an increase of 16%. Remember that a good most of the residential volume last year was sold not held on balance sheet.

Fourth quarter activity was particularly strong driving a double-digit annualized growth rate in our loan portfolio. The additional CPP funds thus served to expand our lending capacity which was exactly what I’d like to do. We’re still seeing good loan demand probably due to the pullback in other sources of credit such as large banks and conduits. The added funds bring our capital ratios to levels that should provide further comfort to our customers, our communities and our shareholders.

We head into 2009 with a natural sense of caution and expectation of a very challenging operating environment but with a mindset to take advantage of the near-term opportunities and to focus on longer-term competitive positioning. Our game plan is to continue in the path of careful growth. Our priorities are to continue to expanding business with new and existing customers; fulfilling the credit needs of our local marketplace; cultivating a strong deposit base via rational approach to pricing that is focused on long-term relationships; staying nimble and opportunistic in order to capitalize in competitive dislocations; integrating Ben Franklin’s operations smoothly and begin cross-selling to our customer base.; opportunistically and selectively evaluate banking and investment management acquisitions that are compelling in terms of strategic fit and financial returns; exert expense restraint while continuing to fund key growth initiatives; and maintain our long-standing credit underwriting discipline that has kept us in good stead throughout this crisis.

We are very attentive to the signs of the deepening recession. Each new month a set of stats points to rising unemployment, slowing business volumes and declining housing values. And there’s really no substitute then for our in-depth knowledge of the discreet market we operate in and this allows us to make informed credit decisions. We will certainly continue to experience ongoing stressing of a handful of credits each quarter, but do not foresee a wholesale weakening of our portfolios.

So I’d say in summary that we worked hard to position our franchise for long-term success. We’ll persevere through these tough times and expect to fare comparatively better than most. At the end of the day, we are in a position to grow, build and acquire. And on that note, I’ll conclude my comments.

Thank you. Denis and I would be happy to take questions now.

Operator: Yes, sir. [Operator Instructions] And our first question comes from Laurie Hunsicker of Stifel Nicolaus.

<Q – Laurie Hunsicker>: Yeah, hi, good afternoon, Chris and Denis. Denis, I just wondered, can you give us a little bit more color on the linked quarter increase in non-performers? I guess specifically three categories, the C&I, the commercial real estate and the residential portfolio?

<A – Denis Sheahan>: Sure. I think as I mentioned in my comments, the residential portfolio was up about $2.7 million. And frankly what’s going on in the residential portfolio is taking a lot longer to work through credits as they get into non-performing status and head through sort of any kind of modification pipeline that we have. It just takes longer to get through this process. So we’ve talked about it before, our anticipation that residential NPAs will balloon for a period until they work through what is becoming, more than ever, a more lengthier process to come to an ultimate conclusion on those credits.

<Q – Laurie Hunsicker>: I guess, are they I mean is there any one geography or any one sort of thing that you can point to and say, well, this is more predominantly focused in this area than?

<A – Denis Sheahan>: No and I’d point out a couple of things, Laurie, about our residential portfolio. Yes, certainly non-performers have come up, in the fourth quarter, we had I think it was $360,000 of residential charge-offs in Q4. That’s the first time we had a charge-off in residential since 2001. So it’s still on the whole, it’s a very quality portfolio, but we don’t see much by way of charge-off coming through the residential portfolio at least with what was outstanding as of December 31.

<Q – Laurie Hunsicker>: Okay.

<A – Denis Sheahan>: So it’s not a particular sector; it’s just life events: someone loses their job, they divorce, an illness. I mean so that’s what’s playing into the increase.

<Q – Laurie Hunsicker>: Okay. And remind me what is your approximate LTV and your approximate average size and approximate FICO?

<A – Denis Sheahan>: Sure. Bear with me for a moment. As of December 31, and these are revalued and re-scored numbers, I want emphasize that. We revalued and this is using automated valuation methods largely or drive-bys in those cases where the automated method doesn’t make sense. We revalued as of November 30 and re-scored within the quarter. The weighted average LTV of our residential portfolio is 62% and the weighted-average FICO was 733.

<Q – Laurie Hunsicker>: Great.

<A – Denis Sheahan>: Okay. I think your other question was pertaining to the commercial portfolio. If I total up our commercial non-performers, you’re at about $14 million or so. I think there is $12.4 million in commercial real estate and $1.9 million in C&I. And of that $14 million roughly $8.5 million of it is in two credits. One of which we talked about in our September 30 conference call, both of these credits are construction-related, one of which we mentioned in the September 30 call, and we talked about at that time we expected to be able to work through that loan pretty effectively and we are seeing that. We expect that first credit that went non-performing September 30 there have been some sales associated with it to the tune of about $1.4 million here in the first quarter. So we are we think we will work through that credit pretty effectively.

The second credit is about $4.1 million, also a construction loan. That one is going to take a little bit longer. We do expect that to be a lengthy work out process. We do expect to take some loss associated with it, which we have included in our reserve assumptions as of December 31.

<Q – Laurie Hunsicker>: And of your $1.8 million in charge-offs for the quarter, how much was associated with these two loans or how much was commercial?

<A – Denis Sheahan>: Zero. We actually had net recoveries in commercial in the fourth quarter.

<Q – Laurie Hunsicker>: Okay.
<A – Denis Sheahan>: So when I say recognized in our provisioning, we have performed the appropriate impairment testing under FAS 114 and have provided a reserve in our reserve for loan losses through our provision in the income statement in the fourth quarter.

<Q – Laurie Hunsicker>: Got it. So of the $5.6 million that you took for the quarter, how much was related to commercial?
<A – Denis Sheahan>: I’m not going to break down, Laurie, in great detail what that was. It’s safe to say that with commercial NPAs increasing a large component of the increase was associated with commercial.
<Q – Laurie Hunsicker>: Okay. Okay. Great, thanks.
<A – Denis Sheahan>: Sure.
Operator: [Operator Instructions]. It looks like we have a question from Damon DelMonte of KBW.
<Q – Damon DelMonte>: Hi, good afternoon guys. How are you?
<A>: Hey, Damon.
<Q – Damon DelMonte>: Denis, with respect to your guidance for next year, the dilution from
TARP was included in the $1.60 to $1.70 range, is that correct?
<A – Denis Sheahan>: Correct. That’s right.
<Q – Damon DelMonte>: Okay. That was about it. You guys covered a lot in the call. Thank you.
<A – Denis Sheahan>: Sure, Damon, you’re welcome.
Operator: Gentlemen, we’re showing no further questions at this time.

Christopher Oddleifson, President and Chief Executive Officer

Great, thank you every much for everybody for joining us so soon after we released, just an hour ago. And we look forward to talking to you next quarter. Thank you.

Operator: Thank you for joining us. The conference has now concluded. You may now disconnect.